Exhibit 11


WESTAMERICA BANCORPORATION
Computation of Earnings Per Share on Common and Common Equivalent Shares and on Common
Shares Assuming Full Dilution

(In thousands, except per share data)

                                      For the three               For the six
                                      months ended                months ended
                                         June 30,                    June 30,
                                  ---------------------       ---------------------
                                     1997          1996          1997          1996
                                  -------       -------       -------       -------
Weighted average number of
 common shares outstanding         14,357        14,307        14,336        14,332
Add exercise of options
 reduced by the number of
 shares that could have
 been purchased with the
 proceeds from such exercise          268           287           243           268
                                  -------       -------       -------       -------
Total                              14,625        14,594        14,579        14,600
                                  =======       =======       =======       =======

Net income                         $2,814       $13,108       $12,178       $22,468


Primary earnings per share          $0.20         $0.92         $0.85         $1.57
                                   ======        ======        ======        ======
Fully-diluted
  earnings per share                $0.19         $0.90         $0.84         $1.54
                                   ======        ======        ======        ======